VYSTAR CORPORATION 8-K

Exhibit 99.1

Vystar Acquires Assets of NHS Holdings

•	Purchases Assets of NHS at a 70% discount from $4.6 million valuation
•	Transitions Vystar Focus from Rubber Commodities to Higher Revenue, Higher Margin Product Sales.

Worcester, MA – April 23, 2018 -- Vystar Corporation (OTCPink: VYST) has acquired the assets of NHS Holdings, LLC (NHS) executing on the first part of the company’s vision to move into direct product offerings made from Vytex® latex. NHS, was the exclusive U.S. distributor of Vystar’s Vytex® natural rubber latex foam to manufacturers for use in over 200 home furnishings products, including mattresses, toppers, pillows and upholstery, sold through multiple channels. This acquisition provides Vystar with roll packing and cutting equipment to support our bedding manufacturing partners, while lowering the cost of Vytex to the manufacturer by eliminating the middleman.

“Now unified under the Vytex brand, we anticipate developing additional product offerings and solidifying partnerships with multiple major manufacturing partners throughout the home furnishings industry.” stated Steven Rotman, Vystar CEO and NHS Founder. “We anticipate our new offerings will include cushions and padding for use in seating and other products which we believe will achieve higher margins.”

NHS was a highly accretive related party transaction for Vystar. It closed at a 70% discount to NHS’s valuation, approved by NHS members, who are also major Vystar shareholders, business partners and insiders. Notable NHS members include:

•	Lam Ngoc Minh, CEO of Lien ‘A, which is one of the world’s largest latex foam manufacturers, and a major producer of Vytex foam. Lien ‘A has worked closely with NHS to develop traditional and innovative new foam products.
•	Keith Osborn, MD; member of Vystar Board of Directors, orthopedic spine surgeon and Vystar’s largest shareholder.
•	Bryan Stone, MD, member of Vystar Board of Directors, nephrologist and CEO of Fluid Energy Conversion and
•	Joseph Allegra, MD, Director at Oncology Molecular Imaging LLC, a Director & Owner at Cyber Logistics, Inc., a Founder at Diamond Investments II LLC and an Owner at Lincoln Lee Investments LLC;
•	Steve Rotman, now CEO of Vystar, and CEO of Rotman’s Furniture and Carpet, one of the U.S.’s largest independent furniture retailers in the country.

On April 18th 2018, Vystar acquired assets of NHS for 27,769,500 shares of restricted common stock of Vystar valued at approximately $975,000. NHS assets included: current inventory, which is expected to generate approximately $850K of revenue; equipment and intellectual property related to product development. Vystar shares for the purchase of NHS will be held for a minimum of six months following the close of the transaction. The majority of Vystar shares will continue to be by held by insiders. Vytex is considered by many as the best foam product in the world, as it is sustainably sourced; biodegradable; purer and more resilient and durable than competitors’ latex; virtually free of odor, VOCs and allergenic proteins; and competitively priced for a wide array of over 40,000 products. Vytex is available in many offerings such as low/no ammonia and low/no nitrosamine formulations, which are now being required in certain countries and by certain manufacturers. Vystar anticipates fulfilling this multi-billion-dollar market need with Vytex.

Vytex is currently used in: multiple mattress lines, including Natura™, Gold Bond®, and Spring Air; Jeffco manufactured components for toppers and mattresses, which are sold to multiple manufacturers; and private label toppers and mattresses sold online via sites such as Amazon and Bed Bath & Beyond. Vytex is also used in industrial adhesives, apparel padding and threads, shoes, sports equipment and electrical gloves. Vystar continues development of new Vytex formulations and is seeking additional manufacturing and development partners for numerous products. Contact Steve Rotman at 508-791-9114 or srotman@vytex.com.

Videos on Vystar and products made with Vytex are available at: https://www.vytex.com/blog/category/videos/

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About Vystar Corporation:

Based in Worcester, Mass., Vystar® Corp. (OTC Pink: VYST) is the exclusive creator of Vytex Natural Rubber Latex (NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of the proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products bringing Vytex NRL to market in adhesives, gloves, balloons, condoms, other medical devices and natural rubber latex foam mattresses, toppers, and pillows. For more information, visit www.vytex.com.

Contacts:

Media: Julie Shepherd, Accentuate PR, 847 275 3643, Julie@accentuatepr.com

Investors: Steven Rotman, Vystar CEO, 508-791-9114, srotman@vytex.com

Forward-looking Statements: Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of VYST officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VYST actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and VYST has no specific intention to update these statements.